Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media contacts:
January 23, 2024	Katie Magnotta
201-602-9235
katie.magnotta@verizon.com

Eric Wilkens
201-572-9317
eric.wilkens@verizon.com

Verizon finishes 2023 with strong cash flow and
wireless customer growth
Posts double-digit gains across fixed wireless and
total wireless postpaid net additions

Full-year 2023 wireless service revenue was $76.7 billion, up 3.2 percent from full-year 2022

Fixed wireless net additions for full-year 2023 were up over 31 percent year over year reflecting the increased demand driven by the strength and reliability of the product

Total wireless postpaid net additions for full-year 2023 spike 26 percent compared to 2022

Total wireless postpaid phone net additions jump to 449,000 for fourth-quarter 2023 compared to 217,000 for fourth-quarter 2022

Consumer postpaid phone gross additions for fourth-quarter 2023 increase nearly 17 percent year over year, marking the best quarterly performance in four years

2023 highlights

Consolidated:
•Full-year 2023 earnings per share (EPS) of $2.75, compared with $5.06 in 2022; adjusted EPS1, excluding special items, of $4.71, compared with 2022 adjusted EPS1 of $5.18.
•Total operating revenue of $134.0 billion in full-year 2023, down 2.1 percent year over year.

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•Full-year 2023 cash flow from operations of $37.5 billion, an increase from $37.1 billion in 2022.
•Full-year 2023 free cash flow1 of $18.7 billion, an increase from $14.1 billion in 2022.

4Q 2023 highlights

Consolidated:
•Earnings per share was $(0.64), compared with earnings per share of $1.56 in fourth-quarter 2022; adjusted EPS1, excluding special items, of $1.08, compared with $1.19 in fourth-quarter 2022.
•Total operating revenue of $35.1 billion, a decrease of 0.3 percent from fourth-quarter 2022.
•Consolidated net loss for the fourth-quarter of $2.6 billion, compared to consolidated net income of $6.7 billion in fourth-quarter 2022, and consolidated adjusted EBITDA1 of $11.7 billion, in line with the 2022 result.

Total Broadband:
•Total broadband net additions of 413,000, represented the fifth consecutive quarter that Verizon reported more than 400,000 broadband net additions. Total broadband net additions included 375,000 fixed wireless net additions, bringing the subscriber base to over 3 million. In fourth-quarter 2023, more than 80 percent of Consumer fixed wireless gross additions were in Verizon's first 76 C-Band markets. Verizon is ahead of schedule to achieve its goal of 4 to 5 million subscribers by the end of 2025.
•55,000 Fios Internet net additions, down 4,000 from the fourth-quarter 2022.
•10.7 million total broadband subscribers as of the end of fourth-quarter 2023.

Total Wireless:
•Total wireless service revenue2 of $19.4 billion, a 3.2 percent increase year over year.
•Retail postpaid phone net additions of 449,000, and retail postpaid net additions of 1,460,000.
•Retail postpaid churn of 1.18 percent, and retail postpaid phone churn of 0.93 percent.

NEW YORK - Verizon Communications Inc. (NYSE, Nasdaq: VZ) reported strong fourth-quarter and full-year 2023 results highlighted by total wireless postpaid net additions, fixed wireless net additions and increased wireless service revenue.
"After delivering continuous improvement throughout 2023, we ended the year strong and continue to pursue the right balance of growth and profitability," said Verizon Chairman and CEO Hans Vestberg. "2023 was a year of change. We have the right assets and the best team in place and are well-positioned for growth in 2024."
For fourth-quarter 2023, Verizon reported earnings per share of $(0.64), compared with earnings per share of $1.56 in fourth-quarter 2022. On an adjusted basis1, excluding special

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items, EPS was $1.08 in fourth-quarter 2023, compared with adjusted EPS1 of $1.19 in fourth-quarter 2022.
Fourth-quarter 2023 financial results reflected a pre-tax loss from special items of approximately $7.8 billion. This includes the impacts of a previously disclosed goodwill impairment charge related to our Business reporting unit of $5.8 billion, a market-to-market adjustment for our pension and Other Post Employment Benefits (OPEB) liabilities of $992 million, asset rationalization charges of $325 million primarily relating to Business network assets that Verizon has ceased the use of, a severance charge of $296 million, the amortization of intangible assets related to Tracfone and other acquisitions of $227 million, and a $100 million charge relating to the settlement of a litigation matter regarding certain administrative fees.
For full-year 2023, Verizon reported $2.75 in EPS, compared with $5.06 for full-year 2022. On an adjusted basis1, excluding special items, 2023 EPS was $4.71, compared with $5.18 for 2022.
Consolidated results
•Total consolidated operating revenue in fourth-quarter 2023 of $35.1 billion, down 0.3 percent from fourth-quarter 2022. The decrease can be attributed to wireless equipment revenue, which was 2.0 percent lower than 2022, as total postpaid upgrades declined by 17.9 percent. Full-year 2023 consolidated operating revenue was $134.0 billion, down 2.1 percent year over year.
•Total wireless service revenue2 in fourth-quarter 2023 was $19.4 billion, up 3.2 percent year over year, driven primarily by pricing actions implemented in recent quarters, the larger allocation of our administrative and telco recovery fees from other revenue into wireless service revenue, higher premium price plan adoption and growth from fixed wireless access offerings.
•Full-year 2023 cash flow from operations was $37.5 billion, an increase from $37.1 billion in 2022. This marks a year over year increase of over $300 million, primarily due to working capital improvements.
•Full-year 2023 capital expenditures were $18.8 billion, down from $23.1 billion in 2022.
•The company ended 2023 with free cash flow1 of $18.7 billion, an increase from $14.1 billion in 2022.
•Consolidated net loss for the fourth-quarter 2023 was $2.6 billion, compared to consolidated net income of $6.7 billion in fourth-quarter 2022, and consolidated adjusted EBITDA1 was $11.7 billion, in line with the 2022 result.

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•Verizon's total unsecured debt as of the end of the year was $128.5 billion, a $2.1 billion increase sequentially, but $2.1 billion lower year over year. The company's net unsecured debt1 at the end of the year was $126.4 billion, a $4.2 billion increase from third-quarter 2023, but $1.6 billion lower year over year. At the end of fourth-quarter 2023, Verizon's ratio of unsecured debt to net income (LTM) was approximately 10.6 times and net unsecured debt to adjusted EBITDA ratio1 was approximately 2.6 times.
Verizon Consumer results
•Total Verizon Consumer revenue in fourth-quarter 2023 was $27.0 billion, an increase of 0.7 percent year over year as growth in service revenue was offset by declines in wireless equipment revenue and other revenue. For full-year 2023, total Consumer revenue was $101.6 billion, a decrease of 1.8 percent from full-year 2022.
•Wireless service revenue in fourth-quarter 2023 increased 3.2 percent year over year driven primarily by growth in Consumer wireless postpaid Average Revenue Per Account (ARPA) resulting from pricing actions implemented in recent quarters, the larger allocation of our administrative and telco recovery fees from other revenue into wireless service revenue, higher premium price plan adoption, and growth from fixed wireless access offerings. For full-year 2023, total Consumer wireless service revenue was $63.4 billion, an increase of 3.0 percent from full-year 2022.
•Consumer wireless retail postpaid churn was 1.08 percent in fourth-quarter 2023, and wireless retail postpaid phone churn was 0.88 percent.
•In fourth-quarter 2023, Consumer reported 318,000 wireless retail postpaid phone net additions, representing an improvement of 369,000 from third-quarter 2023 and 277,000 from fourth-quarter 2022. Consumer postpaid phone gross additions in the fourth-quarter 2023 increased 16.9 percent year over year, the best performance in four years.
•Verizon continues to see better performance in the markets where C-Band is deployed. In Verizon's first 76 C-Band markets, fourth-quarter growth in Consumer postpaid phone gross additions was more than 8 percentage points better than in non C-Band markets and postpaid phone churn remains lower than non C-Band markets.
•Consumer reported 289,000 wireless retail prepaid net losses in fourth-quarter 2023.
•Consumer reported 231,000 fixed wireless net additions and 53,000 Fios Internet net additions in fourth-quarter 2023. Consumer Fios revenue was $2.9 billion in fourth-quarter 2023, an increase of 1.0 percent year over year. Full-year 2023 Consumer Fios revenue was $11.6 billion, relatively flat year over year.
•In fourth-quarter 2023, Consumer operating income was $7.0 billion, an increase of 0.1 percent year over year, and segment operating income margin was 26.1 percent, a decrease from 26.3 percent in fourth-quarter 2022. Full-year 2023 Consumer operating income was $29.0 billion, an increase of 0.6 percent year over year, and segment operating income margin was 28.5 percent, an increase from 27.9 percent in full-year 2022. Segment EBITDA1 in fourth-quarter 2023 was $10.4 billion, an increase of 2.4 percent year over year. This improvement can be attributed to wireless service revenue growth and lower upgrade volumes. Segment EBITDA margin1 in fourth-quarter 2023

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was 38.5 percent, an increase from 37.9 percent in fourth-quarter 2022. Full-year 2023 segment EBITDA margin1 was 41.4 percent, an increase from 40.2 percent in 2022.
Verizon Business results
•Total Verizon Business revenue was $7.6 billion in fourth-quarter 2023, a decrease of 3.6 percent year over year as lower wireline revenue and lower wireless equipment revenue was partially offset by higher wireless service revenue. For full-year 2023, total Business revenue was $30.1 billion, a 3.1 percent decrease year over year.
•Business wireless service revenue in fourth-quarter 2023 was $3.4 billion, an increase of 3.0 percent year over year. This was driven by the larger allocation of our administration and telco recovery fees from other revenue into wireless service revenue, continued strong net additions and the benefit of pricing actions implemented earlier in the year. Full-year 2023 Business wireless service revenue was $13.4 billion, an increase of 4.1 percent compared to full-year 2022.
•Business reported 292,000 wireless retail postpaid net additions in fourth-quarter 2023, including 131,000 postpaid phone net additions. This was the 10th consecutive quarter that Business reported more than 125,000 postpaid phone net additions. Business continues to grow volumes and expand its relationships with customers strengthening its position as a wireless market share leader.
•Business wireless retail postpaid churn was 1.48 percent in fourth-quarter 2023, and wireless retail postpaid phone churn was 1.12 percent.
•Business reported 144,000 fixed wireless net additions in fourth-quarter 2023.
•In fourth-quarter 2023, Verizon Business operating income was $443 million, a decrease of 24.3 percent year over year, and segment operating income margin was 5.8 percent, a decrease from 7.4 percent in fourth-quarter 2022. Full-year 2023 segment operating income was $2.1 billion, a decrease of 21.5 percent year over year, and segment operating income margin was 6.9 percent, compared with 8.5 percent in full-year 2022. Segment EBITDA1 in fourth-quarter 2023 was $1.6 billion, a decrease of 4.5 percent year over year, driven by continued declines in high margin wireline revenues. Segment EBITDA margin1 in fourth-quarter 2023 was 21.1 percent, a decrease from 21.3 percent in fourth-quarter 2022. For the full year, segment EBITDA margin1 was 21.8 percent, a decrease from 22.3 percent in 2022.
Outlook and guidance
The company does not provide a reconciliation for any of the following adjusted (non-GAAP) forecasts because it cannot, without unreasonable effort, predict the special items that could arise, and the company is unable to address the probable significance of the unavailable information.
For 2024, Verizon expects the following:
•Total wireless service revenue growth2 of 2.0 percent to 3.5 percent.
•Adjusted EBITDA growth1 of 1.0 percent to 3.0 percent.

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•Adjusted EPS1 of $4.50 to $4.70.
•Capital expenditures between $17.0 billion and $17.5 billion.
•Adjusted effective income tax rate1 in the range of 22.5 percent to 24.0 percent.
1 Non-GAAP financial measure. See the accompanying schedules and www.verizon.com/about/investors for reconciliations of non-GAAP financial measures cited in this document to most directly comparable financial measures under generally accepted accounting principles (GAAP).
2 Total wireless service revenue represents the sum of Consumer and Business segments.
Verizon Communications Inc. (NYSE, Nasdaq: VZ) was formed on June 30, 2000 and is one of the world’s leading providers of technology and communications services. Headquartered in New York City and with a presence around the world, Verizon generated revenues of $134.0 billion in 2023. The company offers data, video and voice services and solutions on its award-winning networks and platforms, delivering on customers’ demand for mobility, reliable network connectivity, security and control.
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Forward-looking statements
In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “intends,” “plans,” “targets” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of competition in the markets in which we operate, including the inability to successfully respond to competitive factors such as prices, promotional incentives and evolving consumer preferences; failure to take advantage of, or respond to competitors' use of, developments in technology and address changes in consumer demand; performance issues or delays in the deployment of our 5G network resulting in significant costs or a reduction in the anticipated benefits of the enhancement to our networks; the inability to implement our business strategy; adverse conditions in the U.S. and international economies, including inflation and changing interest rates in the markets in which we operate; cyber attacks impacting our networks or systems and any resulting financial or reputational impact; damage to our infrastructure or disruption of our operations from natural disasters, extreme weather conditions, acts of war, terrorist attacks or other hostile acts and any resulting financial or reputational impact; disruption of our key suppliers’ or vendors' provisioning of products or services, including as a result of geopolitical factors or the potential impacts of global climate change; material adverse changes in labor matters and any resulting financial or operational impact; damage to our reputation or brands; the impact of public health crises on our operations, our employees and the ways in which our customers use our networks and other products and services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks or businesses; allegations regarding the release of hazardous materials or pollutants into the environment from our, or our predecessors’, network assets and any related government investigations, regulatory developments, litigation, penalties and other liability, remediation and compliance costs, operational impacts or reputational damage; our high level of indebtedness; significant litigation and any resulting material expenses incurred in defending against lawsuits or paying awards or settlements; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or regulations, or in their interpretation, or challenges to our tax positions, resulting in additional tax expense or liabilities; and changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

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Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 12/31/22	% Change	12 Mos. Ended 12/31/23	12 Mos. Ended 12/31/22	% Change

Operating Revenues
Service revenues and other	$27,658	$27,626	0.1	$109,652	$109,625	—
Wireless equipment revenues	7,472	7,625	(2.0)	24,322	27,210	(10.6)
Total Operating Revenues	35,130	35,251	(0.3)	133,974	136,835	(2.1)

Operating Expenses
Cost of services	6,952	7,185	(3.2)	28,100	28,637	(1.9)
Cost of wireless equipment	8,230	8,577	(4.0)	26,787	30,496	(12.2)
Selling, general and administrative expense	8,991	8,046	11.7	32,745	30,136	8.7
Depreciation and amortization expense	4,516	4,218	7.1	17,624	17,099	3.1
Verizon Business Group goodwill impairment	5,841	—	*	5,841	—	*
Total Operating Expenses	34,530	28,026	23.2	111,097	106,368	4.4

Operating Income	600	7,225	(91.7)	22,877	30,467	(24.9)
Equity in earnings (losses) of unconsolidated businesses	(11)	4	*	(53)	44	*
Other income (expense), net	(807)	2,687	*	(313)	1,373	*
Interest expense	(1,599)	(1,105)	44.7	(5,524)	(3,613)	52.9
Income (Loss) Before Provision For Income Taxes	(1,817)	8,811	*	16,987	28,271	(39.9)
Provision for income taxes	(756)	(2,113)	(64.2)	(4,892)	(6,523)	(25.0)
Net Income (Loss)	$(2,573)	$6,698	*	$12,095	$21,748	(44.4)

Net income attributable to noncontrolling interests	$132	$121	9.1	$481	$492	(2.2)
Net income (loss) attributable to Verizon	(2,705)	6,577	*	11,614	21,256	(45.4)
Net Income (Loss)	$(2,573)	$6,698	*	$12,095	$21,748	(44.4)

Basic Earnings Per Common Share
Net income (loss) attributable to Verizon	$(0.64)	$1.56	*	$2.76	$5.06	(45.5)
Weighted-average shares outstanding (in millions)	4,214	4,204		4,211	4,202

Diluted Earnings Per Common Share (1)
Net income (loss) attributable to Verizon	$(0.64)	$1.56	*	$2.75	$5.06	(45.7)
Weighted-average shares outstanding (in millions)	4,214	4,207		4,215	4,204
Footnotes:
(1)Where applicable, Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.
*Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)
Unaudited	12/31/23	12/31/22	$ Change

Assets
Current assets
Cash and cash equivalents	$2,065	$2,605	$(540)
Accounts receivable	26,102	25,332	770
Less Allowance for credit losses	1,017	826	191
Accounts receivable, net	25,085	24,506	579
Inventories	2,057	2,388	(331)
Prepaid expenses and other	7,607	8,358	(751)
Total current assets	36,814	37,857	(1,043)

Property, plant and equipment	320,108	307,689	12,419
Less Accumulated depreciation	211,798	200,255	11,543
Property, plant and equipment, net	108,310	107,434	876
Investments in unconsolidated businesses	953	1,071	(118)
Wireless licenses	155,667	149,796	5,871
Goodwill	22,843	28,671	(5,828)
Other intangible assets, net	11,057	11,461	(404)
Operating lease right-of-use assets	24,726	26,130	(1,404)
Other assets	19,885	17,260	2,625
Total assets	$380,255	$379,680	$575

Liabilities and Equity
Current liabilities
Debt maturing within one year	$12,973	$9,963	$3,010
Accounts payable and accrued liabilities	23,453	23,977	(524)
Current operating lease liabilities	4,266	4,134	132
Other current liabilities	12,531	12,097	434
Total current liabilities	53,223	50,171	3,052

Long-term debt	137,701	140,676	(2,975)
Employee benefit obligations	13,189	12,974	215
Deferred income taxes	45,781	43,441	2,340
Non-current operating lease liabilities	20,002	21,558	(1,556)
Other liabilities	16,560	18,397	(1,837)
Total long-term liabilities	233,233	237,046	(3,813)

Equity
Common stock	429	429	—
Additional paid in capital	13,631	13,420	211
Retained earnings	82,915	82,380	535
Accumulated other comprehensive loss	(1,380)	(1,865)	485
Common stock in treasury, at cost	(3,821)	(4,013)	192
Deferred compensation – employee stock ownership plans and other	656	793	(137)
Noncontrolling interests	1,369	1,319	50
Total equity	93,799	92,463	1,336
Total liabilities and equity	$380,255	$379,680	$575

Verizon Communications Inc.

Consolidated - Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)
Unaudited	12/31/23		12/31/22

Total debt	$150,674		$150,639
Unsecured debt	$128,491		$130,631
Net unsecured debt(1)	$126,426		$128,026
Unsecured debt / Consolidated Net Income (LTM)	10.6	x	6.0	x
Net unsecured debt / Consolidated Adjusted EBITDA(1)(2)	2.6	x	2.7	x
Common shares outstanding end of period (in millions)	4,204		4,200
Total employees (‘000)	105.4		117.1
Quarterly cash dividends declared per common share	$0.6650		$0.6525
Footnotes:
(1)Non-GAAP financial measure.
(2)Consolidated Adjusted EBITDA excludes the effects of non-operational items and special items.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)
Unaudited	12 Mos. Ended 12/31/23	12 Mos. Ended 12/31/22	$ Change

Cash Flows from Operating Activities
Net Income	$12,095	$21,748	$(9,653)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	17,624	17,099	525
Employee retirement benefits	1,206	(2,046)	3,252
Deferred income taxes	2,388	2,973	(585)
Provision for expected credit losses	2,214	1,611	603
Equity in losses (earnings) of unconsolidated businesses, net of dividends received	84	(10)	94
Verizon Business Group goodwill impairment	5,841	—	5,841
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(267)	(456)	189
Other, net	(3,710)	(3,778)	68
Net cash provided by operating activities	37,475	37,141	334

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(18,767)	(23,087)	4,320
Cash received (paid) related to acquisitions of businesses, net of cash acquired	(30)	248	(278)
Acquisitions of wireless licenses	(5,796)	(3,653)	(2,143)
Collateral receipts (payments) related to derivative contracts, net	880	(2,265)	3,145
Proceeds from disposition of business	—	33	(33)
Other, net	281	62	219
Net cash used in investing activities	(23,432)	(28,662)	5,230

Cash Flows from Financing Activities
Proceeds from long-term borrowings	2,018	7,074	(5,056)
Proceeds from asset-backed long-term borrowings	6,594	10,732	(4,138)
Net proceeds from (repayments of) short-term commercial paper	(150)	106	(256)
Repayments of long-term borrowings and finance lease obligations	(6,181)	(8,616)	2,435
Repayments of asset-backed long-term borrowings	(4,443)	(4,948)	505
Dividends paid	(11,025)	(10,805)	(220)
Other, net	(1,470)	(2,072)	602
Net cash used in financing activities	(14,657)	(8,529)	(6,128)

Decrease in cash, cash equivalents and restricted cash	(614)	(50)	(564)
Cash, cash equivalents and restricted cash, beginning of period	4,111	4,161	(50)
Cash, cash equivalents and restricted cash, end of period	$3,497	$4,111	$(614)

Verizon Communications Inc.

Consumer - Selected Financial Results

(dollars in millions)
Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 12/31/22	% Change	12 Mos. Ended 12/31/23	12 Mos. Ended 12/31/22	% Change

Operating Revenues
Service	$18,927	$18,443	2.6	$74,874	$73,139	2.4
Wireless equipment	6,435	6,528	(1.4)	20,645	23,168	(10.9)
Other	1,592	1,799	(11.5)	6,107	7,199	(15.2)
Total Operating Revenues	26,954	26,770	0.7	101,626	103,506	(1.8)

Operating Expenses
Cost of services	4,362	4,450	(2.0)	17,580	17,746	(0.9)
Cost of wireless equipment	6,877	7,137	(3.6)	21,827	25,134	(13.2)
Selling, general and administrative expense	5,336	5,044	5.8	20,131	19,064	5.6
Depreciation and amortization expense	3,344	3,111	7.5	13,077	12,716	2.8
Total Operating Expenses	19,919	19,742	0.9	72,615	74,660	(2.7)

Operating Income	$7,035	$7,028	0.1	$29,011	$28,846	0.6
Operating Income Margin	26.1%	26.3%		28.5%	27.9%

Segment EBITDA(1)	$10,379	$10,139	2.4	$42,088	$41,562	1.3
Segment EBITDA Margin(1)	38.5%	37.9%		41.4%	40.2%
Footnotes:
(1) Non-GAAP financial measure.
The segment financial results and metrics above exclude the effects of special items (other than the effects of acquisition-related intangible asset amortization), which the Company’s chief operating decision maker does not consider in assessing segment performance.
Certain intersegment transactions with corporate entities have not been eliminated.

Verizon Communications Inc.

Consumer - Selected Operating Statistics

Unaudited				12/31/23	12/31/22	% Change

Connections (‘000):
Wireless retail postpaid				93,850	91,856	2.2
Wireless retail prepaid				21,122	22,664	(6.8)
Total wireless retail				114,972	114,520	0.4

Wireless retail postpaid phones				74,720	74,857	(0.2)

Fios video				2,951	3,234	(8.8)
Fios internet				6,976	6,740	3.5

Fixed wireless access (FWA) broadband				1,866	884	*
Wireline broadband				7,190	7,016	2.5
Total broadband				9,056	7,900	14.6

Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 12/31/22	% Change	12 Mos. Ended 12/31/23	12 Mos. Ended 12/31/22	% Change

Gross Additions (‘000):
Wireless retail postpaid	4,185	3,889	7.6	13,475	12,037	11.9

Net Additions Detail (‘000):
Wireless retail postpaid	1,168	979	19.3	2,044	965	*
Wireless retail prepaid	(289)	(175)	(65.1)	(1,151)	(445)	*
Total wireless retail	879	804	9.3	893	520	71.7

Wireless retail postpaid phones	318	41	*	(132)	(655)	79.8

Fios video	(62)	(80)	22.5	(283)	(339)	16.5
Fios internet	53	56	(5.4)	236	199	18.6

FWA broadband	231	262	(11.8)	989	776	27.4
Wireline broadband	39	40	(2.5)	174	128	35.9
Total broadband	270	302	(10.6)	1,163	904	28.7

Churn Rate:
Wireless retail postpaid	1.08%	1.06%		1.03%	1.01%
Wireless retail postpaid phones	0.88%	0.86%		0.83%	0.81%
Wireless retail prepaid	4.55%	4.90%		4.37%	4.09%
Wireless retail	1.73%	1.83%		1.67%	1.63%

Revenue Statistics (in millions):
Wireless service revenue	$16,034	$15,539	3.2	$63,358	$61,509	3.0
Fios revenues	$2,942	$2,914	1.0	$11,614	$11,622	(0.1)

Verizon Communications Inc.

Consumer - Selected Operating Statistics (continued)

Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 12/31/22	% Change	12 Mos. Ended 12/31/23	12 Mos. Ended 12/31/22	% Change

Other Wireless Statistics:
Wireless retail postpaid ARPA (1)	$134.10	$128.02	4.7	$132.36	$125.97	5.1
Wireless retail postpaid upgrade rate	4.4%	5.6%
Wireless retail postpaid accounts (‘000) (2)				32,990	33,183	(0.6)
Wireless retail postpaid connections per account (2)				2.84	2.77	2.5
Wireless retail prepaid ARPU (3)	$31.87	$31.53	1.1	$31.46	$31.21	0.8
Footnotes:
(1) Wireless retail postpaid ARPA - average service revenue per account from retail postpaid accounts.
(2) Statistics presented as of end of period.
(3) Wireless retail prepaid ARPU - average service revenue per unit from retail prepaid connections.
Where applicable, the operating results reflect certain adjustments, including those related to the 3G network shutdowns, migration activity among different types of devices and plans, customer profile changes, and adjustments in connection with mergers, acquisitions and divestitures.
Certain intersegment transactions with corporate entities have not been eliminated.
* Not meaningful

Verizon Communications Inc.

Business - Selected Financial Results

(dollars in millions)
Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 12/31/22	% Change	12 Mos. Ended 12/31/23	12 Mos. Ended 12/31/22	% Change

Operating Revenues
Enterprise and Public Sector	$3,718	$3,908	(4.9)	$15,076	$15,693	(3.9)
Business Markets and Other	3,318	3,330	(0.4)	12,715	12,772	(0.4)
Wholesale	582	662	(12.1)	2,331	2,607	(10.6)
Total Operating Revenues	7,618	7,900	(3.6)	30,122	31,072	(3.1)

Operating Expenses
Cost of services	2,519	2,665	(5.5)	10,180	10,483	(2.9)
Cost of wireless equipment	1,353	1,440	(6.0)	4,959	5,362	(7.5)
Selling, general and administrative expense	2,139	2,112	1.3	8,429	8,284	1.8
Depreciation and amortization expense	1,164	1,098	6.0	4,488	4,312	4.1
Total Operating Expenses	7,175	7,315	(1.9)	28,056	28,441	(1.4)

Operating Income	$443	$585	(24.3)	$2,066	$2,631	(21.5)
Operating Income Margin	5.8%	7.4%		6.9%	8.5%

Segment EBITDA(1)	$1,607	$1,683	(4.5)	$6,554	$6,943	(5.6)
Segment EBITDA Margin(1)	21.1%	21.3%		21.8%	22.3%
Footnotes:
(1) Non-GAAP financial measure.
Our Business segment’s wireless and wireline products and services are organized by the primary customer groups targeted by these offerings. During the first quarter of 2023, Verizon reorganized the customer groups within its Business segment. Previously, this segment was comprised of four customer groups: Small and Medium Business, Global Enterprise, Public Sector and Other, and Wholesale. Following the reorganization, there are now three customer groups: Enterprise and Public Sector, Business Markets and Other, and Wholesale. Enterprise and Public Sector combines the customers previously included in Global Enterprise and Public Sector and Other (excluding BlueJeans and Connect customers) as well as the commercial wireline customers previously included in Small and Medium Business. Business Markets and Other combines the customers previously included in Small and Medium Business (excluding commercial wireline customers), the BlueJeans customers previously included in Global Enterprise and Public Sector and Other, and the Connect customers previously included in Public Sector and Other. The Wholesale customer group remained unchanged. Prior period operating revenue results within the Business segment have been recast for these reorganized customer groups. There was no change to the composition of our reportable segments and total segment results, nor the determination of segment profit.
The segment financial results and metrics above exclude the effects of special items (other than the effects of acquisition-related intangible asset amortization), which the Company’s chief operating decision maker does not consider in assessing segment performance.
Certain intersegment transactions with corporate entities have not been eliminated.

Verizon Communications Inc.

Business - Selected Operating Statistics

Unaudited				12/31/23	12/31/22	% Change

Connections (‘000):
Wireless retail postpaid				29,779	28,733	3.6
Wireless retail postpaid phones				18,170	17,782	2.2

Fios video				61	67	(9.0)
Fios internet				385	373	3.2

FWA broadband				1,201	568	*
Wireline broadband				460	468	(1.7)
Total broadband				1,661	1,036	60.3

Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 12/31/22	% Change	12 Mos. Ended 12/31/23	12 Mos. Ended 12/31/22	% Change

Gross Additions (‘000):
Wireless retail postpaid	1,605	1,644	(2.4)	6,420	6,294	2.0

Net Additions Detail (‘000):
Wireless retail postpaid	292	455	(35.8)	1,242	1,640	(24.3)
Wireless retail postpaid phones	131	176	(25.6)	562	856	(34.3)

Fios video	(2)	(2)	—	(6)	(4)	(50.0)
Fios internet	2	3	(33.3)	12	17	(29.4)

FWA broadband	144	117	23.1	547	395	38.5
Wireline broadband	(1)	(3)	66.7	(8)	(9)	11.1
Total broadband	143	114	25.4	539	386	39.6

Churn Rate:
Wireless retail postpaid	1.48%	1.38%		1.48%	1.38%
Wireless retail postpaid phones	1.12%	1.06%		1.13%	1.07%

Revenue Statistics (in millions):
Wireless service revenue	$3,364	$3,265	3.0	$13,372	$12,845	4.1
Fios revenues	$312	$304	2.6	$1,235	$1,201	2.8

Other Operating Statistics:
Wireless retail postpaid upgrade rate	3.1%	3.6%
Footnotes:
Where applicable, the operating results reflect certain adjustments, including those related to the 3G network shutdowns, migration activity among different types of devices and plans, customer profile changes, and adjustments in connection with mergers, acquisitions and divestitures.
Certain intersegment transactions with corporate entities have not been eliminated.
*Not meaningful

Verizon Communications Inc.

Supplemental Information - Total Wireless Operating and Financial Statistics

The following supplemental schedule contains certain financial and operating metrics which reflect an aggregation of our Consumer and Business segments’ wireless results.

Unaudited				12/31/23	12/31/22	% Change

Connections (‘000)
Retail postpaid				123,629	120,589	2.5
Retail prepaid				21,122	22,664	(6.8)
Total retail				144,751	143,253	1.0

Retail postpaid phones				92,890	92,639	0.3
Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 12/31/22	% Change	12 Mos. Ended 12/31/23	12 Mos. Ended 12/31/22	% Change

Net Additions Detail (‘000)
Retail postpaid phones	449	217	*	430	201	*
Retail postpaid	1,460	1,434	1.8	3,286	2,605	26.1
Retail prepaid	(289)	(175)	(65.1)	(1,151)	(445)	*
Total retail	1,171	1,259	(7.0)	2,135	2,160	(1.2)

Account Statistics
Retail postpaid accounts (‘000) (1)				34,958	35,002	(0.1)
Retail postpaid connections per account (1)				3.54	3.45	2.6
Retail postpaid ARPA (2)	$156.48	$149.95	4.4	$154.84	$147.53	5.0
Retail prepaid ARPU (3)	$31.87	$31.53	1.1	$31.46	$31.21	0.8

Churn Detail
Retail postpaid phone	0.93%	0.89%		0.89%	0.86%
Retail postpaid	1.18%	1.14%		1.14%	1.10%
Retail prepaid	4.55%	4.90%		4.37%	4.09%
Retail	1.67%	1.74%		1.63%	1.58%

Retail Postpaid Connection Statistics
Upgrade rate	4.1%	5.1%

Revenue Statistics (in millions) (4)
Wireless service	$19,398	$18,804	3.2	$76,730	$74,354	3.2
Wireless equipment	7,472	7,625	(2.0)	24,322	27,210	(10.6)
Wireless other	1,575	1,851	(14.9)	6,083	7,391	(17.7)
Total Wireless	$28,445	$28,280	0.6	$107,135	$108,955	(1.7)
Footnotes:
(1) Statistics presented as of end of period.
(2) Wireless retail postpaid ARPA - average service revenue per account from retail postpaid accounts.
(3) Wireless retail prepaid ARPU - average service revenue per unit from retail prepaid connections.
(4) Intersegment transactions between Consumer or Business segment with corporate entities have not been eliminated.
Where applicable, the operating results reflect certain adjustments, including those related to the 3G network shutdowns, migration activity among different types of devices and plans, customer profile changes, and adjustments in connection with mergers, acquisitions and divestitures.
*Not meaningful

Verizon Communications Inc.
Non-GAAP Reconciliations - Consolidated Verizon

Consolidated EBITDA and Consolidated Adjusted EBITDA
(dollars in millions)
Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 9/30/23	3 Mos. Ended 6/30/23	3 Mos. Ended 3/31/23	3 Mos. Ended 12/31/22	3 Mos. Ended 9/30/22	3 Mos. Ended 6/30/22	3 Mos. Ended 3/31/22

Consolidated Net Income (Loss)	$(2,573)	$4,884	$4,766	$5,018	$6,698	$5,024	$5,315	$4,711
Add:
Provision for income taxes	756	1,308	1,346	1,482	2,113	1,496	1,542	1,372
Interest expense	1,599	1,433	1,285	1,207	1,105	937	785	786
Depreciation and amortization expense (1)	4,516	4,431	4,359	4,318	4,218	4,324	4,321	4,236
Consolidated EBITDA	$4,298	$12,056	$11,756	$12,025	$14,134	$11,781	$11,963	$11,105

Add/(subtract):
Other (income) expense, net (2)	$807	$(170)	$(210)	$(114)	$(2,687)	$439	$(49)	$924
Equity in losses (earnings) of unconsolidated businesses	11	18	33	(9)	(4)	(2)	(41)	3
Severance charges	296	—	237	—	304	—	—	—
Verizon Business Group goodwill impairment	5,841	—	—	—	—	—	—	—
Asset rationalization	325	—	155	—	—	—	—	—
Legal settlement	100	—	—	—	—	—	—	—
Business transformation costs	—	176	—	—	—	—	—	—
Non-strategic business shutdown	—	158	—	—	—	—	—	—
	7,380	182	215	(123)	(2,387)	437	(90)	927
Consolidated Adjusted EBITDA	$11,678	$12,238	$11,971	$11,902	$11,747	$12,218	$11,873	$12,032
Consolidated Adjusted EBITDA - Year over year change %	(0.6)%

Footnotes:
(1) Includes Amortization of acquisition-related intangible assets and a portion of the Non-strategic business shutdown, where applicable.
(2) Includes Pension and benefits remeasurement adjustments and Early debt redemption costs, where applicable.

Verizon Communications Inc.

Consolidated EBITDA and Consolidated Adjusted EBITDA (LTM)
Unaudited	12 Mos. Ended 12/31/23	12 Mos. Ended 9/30/23	12 Mos. Ended 12/31/22

Consolidated Net Income	$12,095	$21,366	$21,748
Add:
Provision for income taxes	4,892	6,249	6,523
Interest expense	5,524	5,030	3,613
Depreciation and amortization expense (1)	17,624	17,326	17,099
Consolidated EBITDA	$40,135	$49,971	$48,983

Add/(subtract):
Other (income) expense, net (2)	$313	$(3,181)	$(1,373)
Equity in losses (earnings) of unconsolidated businesses	53	38	(44)
Severance charges	533	541	304
Verizon Business Group goodwill impairment	5,841	—	—
Asset rationalization	480	155	—
Legal settlement	100	—	—
Business transformation costs	176	176	—
Non-strategic business shutdown	158	158	—
	7,654	(2,113)	(1,113)
Consolidated Adjusted EBITDA	$47,789	$47,858	$47,870

Footnotes:
(1) Includes Amortization of acquisition-related intangible assets and a portion of the Non-strategic business shutdown, where applicable.
(2) Includes Pension and benefits remeasurement adjustments and Early debt redemption costs, where applicable.

Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio
(dollars in millions)
Unaudited	12/31/23		9/30/23	12/31/22

Debt maturing within one year	$12,973		$12,950	$9,963
Long-term debt	137,701		134,441	140,676
Total Debt	150,674		147,391	150,639
Less Secured debt	22,183		20,951	20,008
Unsecured Debt	128,491		126,440	130,631
Less Cash and cash equivalents	2,065		4,210	2,605
Net Unsecured Debt	$126,426		$122,230	$128,026
Consolidated Net Income (LTM)	$12,095			$21,748
Unsecured Debt to Consolidated Net Income Ratio	10.6	x		6.0	x
Consolidated Adjusted EBITDA (LTM)	$47,789			$47,870
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio	2.6	x		2.7	x
Net Unsecured Debt - Quarter over quarter change	$4,196
Net Unsecured Debt - Year over year change	$(1,600)

Verizon Communications Inc.

Adjusted Earnings per Common Share (Adjusted EPS)
(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 12/31/23				3 Mos. Ended 12/31/22
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$(0.64)				$1.56
Amortization of acquisition-related intangible assets	$227	$(57)	$170	0.04	$115	$(34)	$81	0.02
Severance, pension and benefits charges (credits)	1,288	(319)	969	0.23	(2,214)	552	(1,662)	(0.40)
Verizon Business Group goodwill impairment	5,841	(52)	5,789	1.37	—	—	—	—
Asset rationalization	325	(80)	245	0.06	—	—	—	—
Legal settlement	100	(25)	75	0.02	—	—	—	—
	$7,781	$(533)	$7,248	$1.72	$(2,099)	$518	$(1,581)	$(0.38)
Adjusted EPS				$1.08				$1.19
Footnotes:
Adjusted EPS may not add due to rounding.

(dollars in millions, except per share amounts)
Unaudited	12 Mos. Ended 12/31/23				12 Mos. Ended 12/31/22
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$2.75				$5.06
Amortization of acquisition-related intangible assets	$865	$(219)	$646	0.15	$826	$(214)	$612	0.15
Severance, pension and benefits charges (credits)	1,525	(378)	1,147	0.27	(1,371)	339	(1,032)	(0.25)
Verizon Business Group goodwill impairment	5,841	(52)	5,789	1.37	—	—	—	—
Asset rationalization	480	(113)	367	0.09	—	—	—	—
Legal settlement	100	(25)	75	0.02	—	—	—	—
Business transformation costs	176	(45)	131	0.03	—	—	—	—
Non-strategic business shutdown	179	(83)	96	0.02	—	—	—	—
Early debt redemption costs	—	—	—	—	1,241	(316)	925	0.22
	$9,166	$(915)	$8,251	$1.96	$696	$(191)	$505	$0.12
Adjusted EPS				$4.71				$5.18
Footnotes:
Adjusted EPS may not add due to rounding.

Free Cash Flow
(dollars in millions)
Unaudited	12 Mos. Ended 12/31/23	12 Mos. Ended 12/31/22

Net Cash Provided by Operating Activities	$37,475	$37,141
Capital expenditures (including capitalized software)	(18,767)	(23,087)
Free Cash Flow	$18,708	$14,054

Verizon Communications Inc.
Non-GAAP Reconciliations - Segments

Segment EBITDA and Segment EBITDA Margin

Consumer
(dollars in millions)
Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 12/31/22	12 Mos. Ended 12/31/23	12 Mos. Ended 12/31/22

Operating Income	$7,035	$7,028	$29,011	$28,846
Add Depreciation and amortization expense	3,344	3,111	13,077	12,716
Segment EBITDA	$10,379	$10,139	$42,088	$41,562
Year over year change %	2.4%		1.3%

Total operating revenues	$26,954	$26,770	$101,626	$103,506
Operating Income Margin	26.1%	26.3%	28.5%	27.9%
Segment EBITDA Margin	38.5%	37.9%	41.4%	40.2%

Business
(dollars in millions)
Unaudited	3 Mos. Ended 12/31/23	3 Mos. Ended 12/31/22	12 Mos. Ended 12/31/23	12 Mos. Ended 12/31/22

Operating Income	$443	$585	$2,066	$2,631
Add Depreciation and amortization expense	1,164	1,098	4,488	4,312
Segment EBITDA	$1,607	$1,683	$6,554	$6,943
Year over year change %	(4.5)%		(5.6)%

Total operating revenues	$7,618	$7,900	$30,122	$31,072
Operating Income Margin	5.8%	7.4%	6.9%	8.5%
Segment EBITDA Margin	21.1%	21.3%	21.8%	22.3%